Exhibit 99.1

FOR:              TERRACE FOOD GROUP, INC.


CONTACT:          Steven Shulman
                  (603) 929-2338

KCSA              Paul Holm/Joseph A. Mansi
CONTACT:          212/682-6300, ext. 201/205


                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------


TERRACE FOOD GROUP RECEIVES $1.6 MILLION PRIVATE EQUITY FUNDING

MIAMI, Fla.- April 26, 1999 -Terrace Food Group, Inc. (OTC BB:THIS) announced today that it has completed a $1.6 million preferred equity financing by unaffiliated private investors.

         The investment was a Series C preferred private placement, with detachable warrants initially exercisable at $9. The preferred stock is redeemable by the Company at the end of the first year with a 13% coupon. The funds will be used for working capital necessitated by the rapidly increased business in both food distribution and home meal replacement. Since the start of the year, Terrace has experienced strong growth in food distribution, - inclidung cruise lines, hotels, corporate accounts, and educational, health and government institutions - and continued growth and broadening of its home meal replacement customer base, which now includes major supermarket chains and mass merchandisers.

         Terrace Food Group, Inc. through it's A-One-A and Banner subsidiaries, is a leading distributor of produce and custom value-added processor of produce, meat, poultry, seafood, dairy and other perishable commodities.

                                      # # #

Except for historical information, this press release may contain certain forward looking statements that involve risk and uncertainties which may cause results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the establishment of new corporate alliances, the impact of competitive products and pricing and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.

This release is available on the KCSA Worldwide Public Relations website at www.kcsa.com.